Exhibit 23
Grant Thornton Letterhead
Consent of Independent Registered Public Accounting Firm
We have issued our report dated September 25, 2007 (except for the presentation of short-term investments as described in Notes 1 and 13, as to which the date is November 16, 2007) accompanying the consolidated financial statements of Perceptron, Inc. and subsidiaries appearing in the Annual Report on Form 10-K/A-1 for the year ended June 30, 2007. We consent to the incorporation by reference in the Registration Statements of the Company on Form S-3(Registration Nos. 333-24239 and 333-29263) and on Form S-8 (Registration Nos. 33-63664, 33-85656, 33-93910, 333-00444, 333-00446, 333-65001, 333-65007, 333-92643, 333-92645, 333-92647, 333-55164, 333-76194, 333-104040 and 333-131421) of the aforementioned report.
/s/ GRANT THORNTON LLP
Southfield, Michigan
November 16, 2007